Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-10400) pertaining to the Fresh Del Monte Produce Inc. 1999 Share Incentive Plan and the Registration Statement (Form S-8 No. 333-7870) pertaining to the Fresh Del Monte Produce Inc. 1997 Share Incentive Plan, of our report dated March 3, 2005, with respect to the consolidated financial statements of Fresh Del Monte Produce Inc. and our report dated March 3, 2005 with respect to the financial statement schedule of Fresh Del Monte Produce Inc. included in the Annual Report (Form 20-F) for the year ended December 31, 2004.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida
March 3, 2005